Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2015 (February 23, 2015 as to the sixth paragraph of Note 15), relating to the consolidated financial statements of MaxPoint Interactive, Inc and subsidiary (the “Company”) appearing in the Company’s Registration Statement No. 333-201833 on Form S-1, as amended, and related Prospectus dated March 5, 2015 of the Company.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 6, 2015